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
FORM 4                                          UNITED STATES SECURITIES AND EXCHANGE COMMISSION          OMB APPROVAL
[ ]  CHECK THIS BOX IF NO LONGER                         WASHINGTON, D.C. 20549                       OMB NUMBER  3235-0287
     SUBJECT  TO SECTION 16.  FORM 4          STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP            EXPIRES:SEPTEMBER 30, 1998
     OR FORM 5 OBLIGATIONS MAY                                                                        ESTIMATED AVERAGE BURDEN
     CONTINUE.  SEE INSTRUCTION 1(B).                                                                 HOURS PER RESPONSE.....0.5
                                      Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of
                                      1935 or Section 30(f) of the Investment Company Act of 1940


  (PRINT OR TYPE RESPONSES)
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1.  Name and Address of Reporting  Person*      2. Issuer Name AND Ticker or       6. Relationship of Reporting Person(s) to Issuer
                                                   Trading Symbol                     (Check all applicable)
                                                                                     ___X__ Director                ______10% Owner


                                                                                      ______ Officer                 _______ Other
                                                                                      (give title below)             (specify below)


Pounds,    L.       Fred                           HLM Design, Inc. (HLMD)           See (1) and (2) below
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(Last)   (First)    (Middle)                    3. IRS or Social Security          4. Statement
                                                   Number of                          for
                                                   Reporting                          Month/Year
                                                   Person
                                                   (Voluntary)

  16825 Northchase Dr. Suite 1300                  ###-##-####                        March 1999
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        (Street)                                     5. If           7.  Individual or Joint/Group Filing  (Check Applicable
                                                        Amendment,        Line)
                                                        Date of               _X_ Form filed by One Reporting Person
                                                        Original              ___ Form filed by More than One Reporting Person
Houston          TX        77060                       (Month/Year)
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(City)         (State)      (Zip)       TABLE I-- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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          1.                2.           3.                     4.                       5.           6.          7.
---------------------    --------    ----------   ------------------------------    -----------   ----------  ----------
                                                                                    Amount of     Owner-
                                                                                    Securities    ship
                         Trans-      Trans-          Securities Acquired (A)        Beneficially  Form:
                         action      action          or Disposed of (D)             Owned at      Direct      Nature of
                         Date        Code            (Instr. 3, 4 and 5)            End of        (D) or      Indirect
Title of                 (Month/     (Instr. 8)   ----------------------------      Month         Indirect    Beneficial
Security                  Day/       ----------     Amount    (A) or    Price       (Instr.       (I)         Ownership
(Instr. 3)                Year)      Code   V                   (D)                 3 and 4)      (Instr. 4)  (Instr. 4)
---------------------    --------    ----  ----   -----------  ------  ---------    -----------   ----------  ----------

Common Stock             3/11/99       S             4,150       A       3.875        10,000          D
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Reminder: Report on a separate line for each class of securities
beneficially owned directly or indirectly.                                (Over)
*If the form is filed by more than one reporting person, SEE
Instruction 4(b)(v).                                             SEC 1474 (7-96)





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FORM 4 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES
                              ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                              (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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     1.        2.       3.         4.         5.             6.                 7.           8.          9.         10.       11.
----------  --------  --------  --------  ----------    ------------      --------------   ------   ----------  --------- ----------
                                                                           Title and                            Ownership
                                          Number of     Date Exer-         Amount of                            Form of
                                          Derivative    cisable and        Underlying               Number of   Deriv-
                                          Securities    Expiration         Securities      Price    Derivative  ative
            Conver-             Trans-    Acquired (A)  Date (Month/       (Instr. 3       of       Securities  Security:
            sion or   Trans-    action    or Disposed    Day/Year)          and 4)         Deriv-   Benefi-     Direct
            Exercise  action    Code      of (D)        --------------    --------------   ative    cially      (D) or    Nature of
Title of    Price of  Date      (Instr.   (Instr. 3,    Date                      Amount   Secur-   Owned at    Indirect  Indirect
Derivative  Deriv-    (Month/    8)        4 and 5)     Exer-    Expir-           or Num-  ity      End of      (I)       Beneficial
Security    ative      Day/     --------  ----------    cis-     ation            ber of   (Instr.  Month       (Instr.   Ownership
(Instr. 3)  Security   Year)    Code  V   (A)   (D)     able     Date     Title   Shares    5)      (Instr. 4)   4)       (Instr. 4)
----------  --------  --------  ---- ---  ----  ----    -------  -----    -----   ------   ------   ----------  --------  ----------




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Explanation of Responses:


** Intentional misstatements or omissions of          /s/ L. Fred Pounds                      3/22/99
facts constitute Federal Criminal Violations.        --------------------------------      ------------
    SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)          ** Signature of Reporting Person         Date
                                                             Murry N. Gunty
Note:  File three copies of this Form, one                     Principal,
       of which must be manually signed.
       If space is insufficient, SEE
       Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                 Page 2
                                                                                         SEC 1474 (7-96)

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